                                                                    EXHIBIT 99.5

                                LETTER TO CLIENTS
                         REGARDING THE OFFER TO EXCHANGE
                        $260,000,000 PRINCIPAL AMOUNT OF
                    11.75% SENIOR SUBORDINATED NOTES DUE 2008
                                       OF
                         AMERICAN GREETINGS CORPORATION

TO OUR CLIENTS:

         We are enclosing herewith a Prospectus, dated November 26, 2001, of American Greetings Corporation (the "Company") and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange the Company's new 11.75% Senior Subordinated Notes due 2008 (the "Exchange Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the Company's issued and outstanding 11.75% Senior Subordinated Notes due 2008 (the "Initial Notes") upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal.

          PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON DECEMBER 26, 2001, UNLESS EXTENDED.

         The Exchange Offer is not conditioned upon any minimum number of Initial Notes being tendered.

         We are the Registered Holder or DTC participant through which you hold an interest in the Initial Notes. A tender of such Initial Notes can be made only by us pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender your beneficial ownership of Initial Notes held by us for your account.

         Pursuant to the Letter of Transmittal, each holder of Initial Notes must make certain representations and warranties that are set forth in the Letter of Transmittal and in the attached form that we have provided to you for your instructions regarding what action we should take in the Exchange Offer with respect to your interest in the Initial Notes.

         We request instructions as to whether you wish to tender any or all of your Initial Notes held by us for your account pursuant to the terms and subject to the conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal that are to be made with respect to you as beneficial owner.

         Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Initial Notes on your behalf in accordance with the provisions of the Exchange Offer. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 26, 2001. Initial Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to such Expiration Date.

         If you wish to have us tender any or all of your Initial Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Initial Notes held by us and registered in our name for your account or benefit.